                                                                EX-10.(K)











                             FRUIT OF THE LOOM, INC.



                    Employment Agreement for William Farley,
                     As Amended and Restated January 6, 1999

                             FRUIT OF THE LOOM, INC.



                    Employment Agreement for William Farley,
                     As Amended and Restated January 6, 1999


1.    Employment...........................................................................1

2.    Term.................................................................................1

3.    Offices and Duties...................................................................2

4.    Salary and Annual Incentive Compensation.............................................3

5.    Long Term-Compensation, Including Stock Options, and Benefits,
      Deferred Compensation, and Expense Reimbursement.....................................3

6.    Termination Due to Normal Retirement, Approved Early Retirement,
      Death, or Disability.................................................................8

7.    Termination of Employment For Reasons Other Than Normal Retirement,
      Approved Early Retirement, Death or Disability......................................11

8.    Definitions Relating to Termination Events..........................................15

9.    Excise Tax Gross-Up.................................................................18

10.   Non-Competition and Non-Disclosure; Executive Cooperation;
      Non-Disparagement...................................................................20

11.   Governing Law; Disputes; Arbitration................................................21

12.   Miscellaneous.......................................................................23

13.   Indemnification and Release.........................................................25





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                             FRUIT OF THE LOOM, INC.

                    Employment Agreement for William Farley,
                     As Amended and Restated January 6, 1999


                  THIS EMPLOYMENT AGREEMENT, by and between FRUIT OF THE LOOM, INC., a Delaware corporation (the "Company"), and William Farley ("Executive"), constitutes an amendment and restatement of the current Employment Agreement between the Company and the Executive, and is hereby entered into on this 6th day of January, 1999 (the "Effective Date").

                               W I T N E S S E T H

                  WHEREAS, Executive has served the Company in the position of Chairman of the Board and Chief Executive Officer since May 1985; and

                  WHEREAS, the Company desires to continue to employ Executive in his capacity as Chairman of the Board and Chief Executive Officer (and in such additional positions as are set forth below) in connection with the conduct of its businesses, and Executive desires to accept such employment on the terms and conditions herein set forth; and

                  WHEREAS, the Company and Executive desire to set forth the terms upon which Executive shall be so employed.

                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

         1.       EMPLOYMENT.

                  The Company hereby agrees to employ Executive as its Chairman of the Board, Chief Executive Officer, Chief Operating Officer and President and Executive hereby agrees to accept such employment and serve in such capacities, during the Term as defined in Section 2 and upon the terms and conditions set forth in this Employment Agreement, as amended and restated (this "Agreement").

         2.       TERM.

                   The term of employment of Executive under this Agreement (the "Term") shall be the period commencing on the Effective Date and terminating in 5 years and any period of extension thereof in accordance with this Section 2, subject to earlier termination in accordance with Section 6 or 7. The Term shall be extended automatically without further action by either



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party by one additional year (added to the end of the Term) first on January 6,
2000 (extending the Term to January 6, 2005) and on each succeeding January 6th thereafter, unless either party shall have served written notice in accordance with the provisions of Section 12(d) upon the other party prior to 6 months preceding the date upon which such extension would become effective electing not to extend the Term further as of the January 6th next succeeding the date such notice is served, in which case employment shall terminate at the end of the Term as extended, subject to earlier termination in accordance with Section 6 or 7.

         3.       OFFICES AND DUTIES.

                  The provisions of this Section 3 will apply during the Term:

                  (a) Generally. Executive shall serve as the Chief Executive Officer, Chief Operating Officer and President of the Company and, if elected, shall serve as a member of the Board of Directors of the Company (the "Board") and, for so long as he is serving on the Board, Executive agrees to serve as Chairman of the Board, as a member of the Executive Committee, and as a member of any other Board Committee if the Board shall elect Executive to such positions. In any and all such capacities, Executive shall report only to the Board of Directors of the Company. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the chief executive officer of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and consistent with such position and status, but in no event shall such duties, responsibilities, and authorities be reduced from those of Executive prior to the Effective Date. Executive shall devote substantial business time and attention, and his best efforts, abilities, experience, and talent to the position of Chief Executive Officer and for the businesses of the Company; provided, however, that nothing in this Agreement shall preclude or prohibit Executive from engaging in other activities, including but not limited to (i) continuing employment as Chairman and Chief Executive Officer and in other capacities by Farley Industries, Inc. or a successor ("FII") or Farley Inc. or a successor ("FI"), (ii) employment in any capacity by other entities in which Executive, FII, or FI may have a direct or indirect equity investment, for which FII may perform management services, and/or which may be otherwise affiliated with Executive, FII, or FI, (iii) service as a director of any other entity, (iv) service to any educational, charitable, community, civic, religious, or similar type of organization, and public speaking engagements, and (v) management of personal and family investments and financial and legal affairs, to the extent that such other activities (including those indicated in (i) through (v) above) do not preclude or render unlawful Executive's employment or service to the Company hereunder or otherwise materially inhibit the performance of Executive's duties under this Agreement or materially impair the business of the Company or its subsidiaries.

                  (b) Place of Employment. Executive's principal place of employment shall be the Corporate Offices of the Company in Chicago, Illinois. In no event shall the Executive's principal place of employment be relocated to any location other than Chicago, Illinois, without his prior written consent.




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                  (c) Rank of Executive Within Company. As Chairman of the Board
and Chief Executive Officer of the Company, Executive shall be the highest-ranking executive of the Company.

         4.       SALARY AND ANNUAL INCENTIVE COMPENSATION.

                  As partial compensation for the services to be rendered hereunder by Executive, the Company agrees to pay to Executive during the Term the compensation set forth in this Section 4.

                  (a) Base Salary. Subject to Section 5(b), the Company will pay to Executive during the Term a base salary at the initial annual rate of $2,000,000 payable in cash in substantially equal monthly installments during each calendar year, or portion thereof, of the Term and otherwise in accordance with the Company's usual payroll practices with respect to senior executives (except to the extent deferred under Section 5(d)). Executive's annual base salary shall be reviewed by the Compensation Committee of the Board (the "Committee") at least once in each calendar year and may be increased above, but may not be reduced below, the then-current rate of such base salary.

                  (b) Annual Incentive Compensation. The Company will pay to Executive during the Term annual incentive compensation, through participation in the Company's 1995 Executive Incentive Compensation Plan (the "1995 EICP"), and any successor thereto, which shall offer to Executive an opportunity to earn additional compensation in amounts determined by the Committee in accordance with the applicable plan and consistent with past practices of the Company; provided, however, that the Company will use its best efforts to maintain in effect, for each year during the Term, the 1995 EICP or an equivalent plan under which the Chief Executive Officer of the Company shall be eligible for an award not less than the award opportunity assigned to the Executive under the 1995 EICP in 1998 (an amount equal to 2 times the Executive's annual rate of base salary (without regard to any election to forego or defer salary as described in Section 4(a) above)). Any such annual incentive compensation payable to Executive shall be paid in accordance with the Company's usual practices with respect to payment of incentive compensation to senior executives (except to the extent deferred under Section 5(d)).

         5. LONG-TERM COMPENSATION, INCLUDING STOCK OPTIONS, AND BENEFITS, DEFERRED COMPENSATION, AND EXPENSE REIMBURSEMENT

                  (a) Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all executive compensation plans and programs intended for general participation by senior executives of the Company (specifically including the "Pars" plan), as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs, including without limitation the long-term incentive features of the 1995 EICP, any successor to such plan, and other stock option plans, performance share plans, management incentive plans, deferred compensation plans, and supplemental retirement




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plans; provided, however, that such plans and programs, in the aggregate, shall provide Executive with benefits and compensation and incentive award opportunities substantially no less favorable than those provided by the Company to Executive under such plans and programs as in effect on the Effective Date. The foregoing notwithstanding, Executive's eligibility for grants of stock options thereunder are subject to Section 5(b). For purposes of this Agreement, all references to long-term incentive features refer to any performance shares, performance units, stock grants, or other long-term incentive arrangements under the 1995 EICP or other plans of the Company and any successor or replacement to the 1995 EICP or other plans of the Company.

                  (b) Participation in Equity Investment Program. Executive shall be eligible to participate in the Company's Equity Investment Program (the "Program"), and Executive has previously agreed to participate in the Program, in accordance with the terms and conditions set forth in this Section 5(b) and as specified under the Program. Accordingly, the provisions of Section 4(a) and 5(a) notwithstanding, pursuant to the prior agreement of Executive, Executive has foregone, and agrees to forego, during the period commencing January 1, 1997 and ending December 31, 1999, all base salary up to the $950,000 per year base salary in effect for 1996 otherwise payable under Section 4(a). After December 31, 1999, Executive will be paid base salary in accordance with Section 4(a). Notwithstanding any other provision of this Agreement to the contrary, the $950,000 portion of the Executive's base salary foregone by Executive hereunder shall be imputed and credited as base salary for all purposes under this Agreement and the plans and programs of the Company.

                  (c) Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all employee and executive benefit plans and programs of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, to the extent such plans are available to other senior executives or employees of the Company, subject to the eligibility and other requirements of such plans and programs, including without limitation plans providing pensions, other retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, and participation in savings, profit-sharing, and stock ownership plans; provided, however, that, except as provided in the first sentence of Section 5(c)(iv) below, such benefit plans and programs, in the aggregate, shall provide Executive with benefits and compensation and incentive award opportunities substantially no less favorable than those provided by the Company to Executive under such plans and programs as in effect on the Effective Date.

                  In furtherance of and not in limitation of the foregoing (except as provided in the first sentence of Section 5(c)(iv) below), during the
Term:

         (i) Executive will participate as Chief Executive Officer in all executive and employee vacation and time-off programs;

         (ii) The Company will provide Executive, as Chief Executive Officer, with insurance (including group and executive long-term disability insurance) and other benefits




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                  substantially no less favorable (including any required
                  contributions by Executive) than such insurance and benefits in effect on the Effective Date;

         (iii) Executive will be covered by Company-paid group and individual term life insurance providing a death benefit of not less than 10 times Executive's annual base salary payable in accordance with Section 4(a) (including salary that would have been paid but for Executive's participation in the program under Section 5(b)); provided, however, that such insurance may be combined with a supplementary retirement funding vehicle;

         (iv) Executive will be entitled to retirement benefits substantially no less favorable than those under the defined benefit pension plans and programs of the Company as in effect on the Effective Date; provided, however, that the maximum annual retirement benefit under such plans and programs shall be limited to 50% of final average compensation. For purposes of calculating such benefits, Executive's compensation for the ten years ending on December 31, 1998, shall include 100% of annual base salary and 100% of annual incentive compensation, as well as compensation for services to FII. As of December 31, 1998, Executive has accrued 20 years of service for purposes of calculating these benefits. For periods commencing on or after January 1, 1999, Executive's compensation will include 100% of annual base salary and 100% of annual incentive compensation paid to Executive for services to the Company and its subsidiaries (i.e., excluding portions of any such compensation for services performed for the ultimate benefit of an entity other than the Company and its subsidiaries, excluding any payments to Executive under
                  Section 6 or 7, but including any salary that would have been paid but for participation in the Program under Section 5(b)). Service of the Executive which is considered in determining such benefits shall include the post-termination periods specified under Section 6(viii) and 7(b)(x), and final average compensation shall be based on the average of the highest five consecutive years of such compensation in the ten calendar year period which includes, as the last year, the calendar year immediately prior to the calendar year in which the ending date of Executive's service occurs (for this purpose, annual incentive compensation shall exclude any payment made as a result of termination). Further, (A) Executive shall be credited, for each full year of the Term that is completed beginning January 1, 1999 (including, for this purpose, service credited under the post-termination periods specified under Section 6(viii) and 7(b)(x)), with one additional year of service under such plans and programs, up to a maximum of six (6) additional years crediting by operation of this
                  Section 5(c)(iv)(A), which additional years of service shall be vested upon such crediting; and (B) amounts equal to the present value of Executive's accrued benefit vested at any time during the Term under the Fruit of the Loom, Inc. Supplemental Executive Retirement Plan (the "SERP") will be fully funded by the Company by deposits to an irrevocable "rabbi trust" pursuant to Section 2.2 of the SERP; and



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



         (v) The Company will provide Executive with health and medical benefits consistent with its policies for other senior executives (which currently provide for no co-pays and no deductibles), provided, however, that supplemental health and medical benefits shall provide for reimbursement of Executive to the extent that the $1,000,000 limitation on maximum lifetime health and medical benefits and reimbursements under other Company policies and programs is exceeded.

                  Any provision to the contrary contained in this Agreement notwithstanding, unless Executive is terminated by the Company for "Cause" (as defined in Section 8(a) hereof) prior to a Change in Control, Executive may elect continued participation after termination in the Company's health and medical coverage for himself and his spouse and dependent children after such coverage would otherwise end until such time as Executive becomes eligible for Medicare; provided, however, that in the event of such election, Executive shall pay the Company each year an amount equal to the current annual COBRA premium being paid by other former employees of the Company, unless otherwise provided under Section 6 or 7.

                  (d) Deferral of Compensation. The Company shall implement deferral arrangements permitting Executive to elect to irrevocably defer receipt, pursuant to written deferral election terms and forms (the "Deferral Election Forms"), of all or a specified portion of (i) his annual base salary and annual incentive compensation under Section 4, (ii) long-term incentive compensation under Section 5(a), and (iii) shares acquired upon exercise of options granted in accordance with Sections 5(a) and (b) that are acquired in an exercise in which Executive pays the exercise price by the surrender of previously acquired shares, to the extent of the net additional shares acquired by Executive in such exercise; provided, however, that such deferrals shall not reduce Executive's total cash compensation in any calendar year below the sum of
(i) the FICA maximum taxable wage base plus (ii) 1.45% of Executive's annual salary, annual incentive compensation and long-term incentive compensation in excess of such FICA maximum.

                  In accordance with such duly executed Deferral Election Forms or the terms of any such mandatory deferral, the Company shall credit to one or more bookkeeping accounts maintained for Executive on the respective payment date or dates, amounts equal to the compensation subject to deferral, such credits to be denominated in cash if the compensation would have been paid in cash but for the deferral or in shares if the compensation would have been paid in shares but for the deferral. An amount of cash equal in value to all cash-denominated amounts credited to Executive's account and a number of shares of Common Stock equal to the number of shares credited to Executive's account pursuant to this Section 5(d) shall be transferred as soon as practicable following such crediting by the Company to, and shall be held and invested by, an independent trustee selected by the Company and reasonably acceptable to Executive (a "Trustee") pursuant to a "rabbi trust" established by the Company in connection with such deferral arrangement and as to which the Trustee shall make investments based on Executive's investment objectives (including possible investment in publicly traded stocks and bonds, mutual funds, real estate, private equity and limited partnerships, and insurance vehicles) (the "Deferred Compensation Accounts"). Thereafter, Executive's deferral accounts will be valued by reference to the value of the





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Deferred Compensation Accounts. The Company shall pay all costs of administration of the deferral arrangement, without deduction or reimbursement from the assets of the "rabbi trust," or reduction in the Deferred Compensation Accounts.

                  Except as otherwise provided under Section 7 in the event of Executive's termination of employment with the Company or as otherwise determined by the Committee in the event of hardship on the part of Executive, upon such date(s) or event(s) set forth in the Deferral Election Forms (including forms filed after deferral but before settlement in which Executive may elect to further defer settlement), the Company shall promptly pay to Executive cash equal to the cash then credited to Executive's deferral accounts and cash equal in value to any shares of Common Stock then credited to Executive's deferral accounts, less applicable withholding taxes, and such distribution shall be deemed to fully settle such accounts; provided, however, that the Company may instead settle such accounts by directing the Trustee to distribute the assets of the "rabbi trust." The Company and Executive agree that compensation deferred pursuant to this Section 5(d) shall be fully vested and nonforfeitable; provided, however, Executive acknowledges that his rights to the deferred compensation provided for in this Section 5(d) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.

                  (e) Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive's duties during the Term in accordance with the Company's reimbursement policies as in effect from time to time.

                  (f) Company Registration Obligations. The Company will file with the Securities and Exchange Commission, and will thereafter maintain the effectiveness of, one or more registration statements registering under the Securities Act of 1933, as amended, the offer and sale of shares by the Company pursuant to stock options granted to Executive under the 1995 EICP and successor plans, which registration statements shall include a resale prospectus covering the reoffer and resale (or other disposition) of all shares acquired by Executive upon exercise of such stock options, and the Company will maintain as current all offering materials under such registration statement(s) at all times that offers and sales of such shares could be made by the Company or Executive.

                  (g) Accelerated Funding of Rabbi Trust. Not later than 30 days following a Change in Control that occurs during the term of this Agreement, the Company shall contribute to the "rabbi trust" referred to in Section 5(d) an amount equal to the amount that would be payable to the Executive upon a termination of employment described in Section 7(b), where such amount consists of:

         (i)      the lump-sum payment provided for in Section 7(b)(i); and



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         (ii)     a lump-sum payment representing the present value of
                  Executive's accrued vested benefit in all supplemental (non-qualified) defined benefit plans and programs of the Company, including, for this purpose, all such benefits which Executive would accrue under Sections 7(b)(ix) and (b)(x) (taking into account all supplemental defined benefit pension service credits provided for in Section 5(c)(iv)(A) by reason thereof) in the event of a termination of employment described in Section 7(b) immediately following a Change in Control, reduced by any amounts in the rabbi trust immediately prior to such Change in Control which were placed in trust for the benefit of the Executive (or by such amounts as are, immediately following a Change in Control, placed in the rabbi trust for the benefit of the Executive) under such plans.

In the event of Executive's termination of employment for any reason following a Change in Control, the trustee of the rabbi trust shall pay such amounts (plus earnings thereon) to the Executive if the amounts due to the Executive hereunder are not otherwise paid to the Executive by the Company.

         6. TERMINATION DUE TO NORMAL RETIREMENT, APPROVED EARLY RETIREMENT, DEATH, OR DISABILITY.

                  Executive may terminate employment as Chief Executive Officer upon Executive's retirement at or after age 65 ("Normal Retirement") or, if approved in advance by the Committee, upon Executive's early retirement prior to age 65 ("Approved Early Retirement"). The Company may terminate the employment of Executive as Chief Executive Officer due to the Disability (as defined in Section 8(c)) of Executive.

                  At the time Executive's employment terminates due to Normal Retirement, Approved Early Retirement, or death, the Term will terminate. In the event Executive's employment terminates due to Disability, the Term will terminate at the expiration of the 30-day period referred to in the definition of Disability (set forth in Section 8(c)) absent the actions referred to therein being taken by Executive to return to service and present to the Company a certificate of good health.

                  Upon a termination of Executive's employment due to Normal Retirement, Approved Early Retirement, death, or Disability, all obligations of the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease, provided, however, that subject to the provisions of Section 12(i), the Company will pay Executive (or his beneficiaries or estate), and Executive (or his beneficiaries or estate) will be entitled to receive, the following:

         (i) The unpaid portion of annual base salary at the rate payable, in accordance with Section 4(a) hereof, at the date of termination of employment, pro rated through such date of termination, will be paid;




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         (ii)     All vested, nonforfeitable amounts owing or accrued at the date of termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and (c) hereof (including any earned annual incentive compensation and long term incentive award) in which Executive theretofore participated will be paid under the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted;

         (iii) In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive's employment terminated (unless otherwise payable under (ii) above), Executive will be paid an amount equal to the average annual incentive compensation paid to Executive in the three years immediately preceding the year of termination (or, if Executive was not eligible to receive or did not receive such incentive compensation for any year in such three-year period, the Executive's target annual incentive compensation for such year(s) shall be used to calculate average annual incentive compensation) multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

         (iv) In lieu of any payment in respect of any long term incentive award granted in accordance with Section 5(a) for any performance and vesting periods not completed at the date Executive's employment terminated (unless otherwise payable under (ii) above), Executive will be paid, for each tranche of such long term incentive awards, in cash an amount equal to any cash amount plus the value of any shares of Common Stock or other property (valued at the date of termination) (A) payable for that part of the long term incentive award that is no longer subject to a risk of forfeiture tied to performance conditions, without proration, and (B) payable in respect of that part of the long term incentive award that is subject to a risk of forfeiture tied to performance conditions, assuming achievement of the maximum performance in the case of death or Disability or achievement of target performance in the case of Normal Retirement or Early Retirement, multiplied (in case (B) only) by a fraction the numerator of which is the number of days Executive was employed during the performance period over which such performance was to be measured and the denominator of which is the total number of days in such performance period;

         (v) Stock options then held by Executive will be exercisable to the extent and for such periods, and otherwise governed, by the plans and programs and the agreements and other documents thereunder pursuant to which such stock options were granted, including in and under Section 5(b);




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



         (vi) All deferral arrangements under Section 5(d) will be settled in accordance with Executive's duly executed Deferral Election Forms or the terms of any mandatory deferral;

         (vii) Reasonable business expenses and disbursements incurred by Executive prior to such termination of employment will be reimbursed, as authorized under Section 5(e); and

         (viii) If Executive's employment terminates due to Disability, for the period extending from such termination until Executive reaches age 65, Executive shall continue to participate in all employee benefit plans, programs, and arrangements under
                  Section 5(c) providing health, medical, and life insurance and pension benefits in which Executive was participating immediately prior to termination, the terms of which allow Executive's continued participation, as if Executive had continued in employment with the Company during such period (except that additional years of service creditable under Section 5(c)(iv) shall not be credited as a result of such deemed continued participation following termination) or, if such plans, programs, or arrangements do not allow Executive's continued participation, a cash payment equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such employee benefit plans, programs, and arrangements in which Executive was participating immediately prior to termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following Executive's termination as provided in this
                  Section 6(viii), with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating);

provided further, that in the case of termination of Executive's employment due to Disability, Executive must continue to satisfy the conditions set forth in
Section 10 in order to continue receiving the compensation and benefits under
(viii), above; and provided further, that Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 6. Amounts payable under
(i), (ii), (iii), (iv), and (vii) above will be paid as promptly as practicable after termination of Executive's employment; provided, however, that, to the extent that the Company would not be entitled to deduct any such payments under Internal Revenue Code Section 162(m), such payments shall be made at the earliest time that the payments would be deductible by the Company without limitation under Section 162(m) (unless this provision is waived by the Company).



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         7.       TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN NORMAL
                  RETIREMENT, APPROVED EARLY RETIREMENT, DEATH OR DISABILITY.

                  (a) Termination by the Company for Cause and Termination by Executive Other Than For Good Reason. In accordance with the provisions of this
Section 7(a), the Company may terminate the employment of Executive as Chief Executive Officer for Cause (as defined in Section 8(a)) at any time prior to a Change in Control (as defined in Section 8(b)), and Executive may terminate his employment as Chief Executive Officer voluntarily for reasons other than Good Reason (as defined in Section 8(d)) at any time. An election by Executive not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of this Agreement by Executive for reasons other than Good Reason at the date of expiration of the Term, unless there occurs a Change in Control prior to such date of expiration.

                  Upon a termination of Executive's employment by the Company for Cause at any time prior to a Change in Control or by the Executive for reasons other than Good Reason, the Term will immediately terminate, and all obligations of the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease, provided, however, that, subject to the provisions of Section 12(i), the Company shall pay Executive, and Executive shall be entitled to receive, the following:

         (i) The unpaid portion of annual base salary at the rate payable, in accordance with Section 4(a) hereof, at the date of termination of employment, pro rated through such date of termination, will be paid;

         (ii) All vested, nonforfeitable amounts owing or accrued at the date of termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(c) hereof (including any earned and vested annual and long-term incentive compensation) in which Executive theretofore participated will be paid under the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted;

         (iii) A cash amount equal to the amount credited to Executive's deferral accounts under deferral arrangements authorized under
                  Section 5(d) hereof at the date of termination of employment (including cash equal in value at that date to any shares of Common Stock credited to Executive's deferral accounts), less applicable withholding taxes under Section 12(i); provided, however, that the Company may instead settle such accounts by directing the Trustee to distribute the assets of the "rabbi trust." Such amounts shall be paid or distributed as promptly as practicable following such date of termination, without regard to any stated period of deferral otherwise remaining in respect of such amounts, and the payment of such amounts shall be deemed to fully settle such accounts; and

         (iv) Reasonable business expenses and disbursements incurred by Executive prior to such termination of employment will be reimbursed, as authorized under Section 5(e).

Amounts payable under (i), (ii), (iii), and (iv) above will be paid as promptly as practicable after termination of Executive's employment; provided, however, that, to the extent that the Company would not be entitled to deduct any such payments under Internal Revenue Code Section 162(m), such payments shall be made at the earliest time that the payments would be deductible by the Company without limitation under Section 162(m) (unless this provision is waived by the Company).

                  (b) Termination by the Company Without Cause and Termination by Executive for Good Reason. In accordance with the provisions of this Section 7(b), the Company may terminate the employment of Executive as Chief Executive Officer without Cause (as defined in Section 8(a)), including after a Change in Control (as defined in Section 8(b)), upon 90 days' written notice to Executive, and Executive may terminate his employment as Chief Executive Officer for Good Reason (as defined in Section 8(d)) upon written notice to the Company; provided, however, that in the case of a termination for Good Reason prior to a Change in Control, the Executive must provide 90 days= written notice to the Company and if the basis for such Good Reason is correctable, the Company must not have corrected the basis for such Good Reason within 30 days after receipt of such notice. The foregoing notwithstanding, the Company may, in lieu of providing 90 days' written notice to Executive, pay Executive his then-current annual base salary under Section 4(a) (subject to Section 5(b)) and credit Executive with service for 90 days for all purposes hereunder. An election by the Company not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of this Agreement by the Company without Cause at the date of expiration of the Term.

                  Upon a termination of Executive's employment by the Company without Cause, or termination of Executive's employment by the Executive for Good Reason, the Term will immediately terminate and all obligations of the parties under Sections 1 through 5 of this Agreement will immediately cease, except that subject to the provisions of Section 12(i) the Company shall pay Executive, and Executive shall be entitled to receive, the following:

         (i) A lump sum cash payment in an amount equal to the sum of Executive's then-current annual base salary at the rate payable under Section 4(a) (without regard to the election to forego salary pursuant to Section 5(b)) immediately prior to termination plus the Severance Annual Incentive Amount (as defined below) multiplied by 5, which payment shall be reduced pro rata to the extent the number of full months remaining until Executive attains age 65 is less than 60 months. For purposes of this Section 7(b)(i) and Section 7(b)(iv), the "Severance Annual Incentive Amount" shall be (A), in the case of a termination prior to a Change in Control, the average annual incentive compensation paid to Executive in the three years immediately preceding the year of termination (or, if Executive was not eligible to receive or did not receive such incentive compensa-tion for any year in such three-year period, the Executive's target annual incentive compensation for such year(s) shall be used to calculate average annual incentive compensation), or
                  (B), in the case of a termination after a Change in Control, the greater of the average of the highest three years out of the last ten calendar years or the annual incentive compensation payable to Executive upon achievement of the maximum level of performance for the year of termination, provided, however, that in either case the Severance Annual Incentive Amount shall not be less than 50% of the current annual base salary referred to above;

         (ii) The unpaid portion of annual base salary at the rate payable, in accordance with Section 4(a) hereof (and subject to Section 5(b)), at the date of termination of employment, pro rated through such date of termination, will be paid;

         (iii) All vested, nonforfeitable amounts owing or accrued at the date of termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and (c) hereof (including any earned annual incentive compensation and long term incentive award) in which Executive theretofore participated, and all amounts not vested and nonforfeitable, but owing and accrued at the date of termination of employment, under such benefit plans, programs, and arrangements, shall become vested and nonforfeitable and will be paid under the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted;

         (iv) In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive's employment terminated (unless otherwise payable under (iii) above), Executive will be paid an amount equal to the Severance Annual Incentive Amount as defined in Section 7(b)(i) which, in the case of termination prior to a Change in Control, shall be multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, and which, in the case of termination after a Change in Control, shall be subject to no proration;

         (v) In lieu of any payment in respect of any long term incentive award granted in accordance with Section 5(a) for any performance and vesting periods not completed at the date Executive's employment terminated (unless otherwise payable under (iii) above), an amount equal to any cash amount plus the value of any shares of Common Stock or other property (valued at the date of termination) assuming achievement of the maximum performance for the performance period;

         (vi) Stock options then held by Executive will be exercisable to the extent and for such periods, and otherwise governed, by the plans and programs and the agreements and other documents thereunder pursuant to which such stock options were granted, provided, however, that for all such purposes Executive shall be deemed to be an Employee for a period of 5 years following the termination of Executive's employment;

         (vii) All deferral arrangements under Section 5(d) will be settled in accordance with Executive's duly executed Deferral Election Forms or the terms of any mandatory deferral;

         (viii) Reasonable business expenses and disbursements incurred by Executive prior to such termination of employment will be reimbursed, as authorized under Section 5(e);

         (ix) A lump-sum cash payment will be paid equal to the present value of Executive's accrued benefit, if any, which shall be fully vested at date of termination of employment, under all supplemental (non-qualified) defined benefit pension plans of the Company, unless such benefits are fully funded based on assets held in trust for the benefit of Executive which cannot be reached by creditors of the Company, or such benefits are otherwise funded and secured in an equivalent manner; and

         (x) For a period of 5 years after such termination, Executive shall continue to participate in all employee, executive, and special individual benefit plans, programs, and arrangements under Section 5(c) (and, in the case of a termination following a Change in Control, the Company's restricted stock grant plan (with all stock issued under such plan being fully vested)), including the executive benefits in effect as of the Effective Date (as indicated in the benefits statement which has been provided to Executive for 1999), and further including but not limited to health, medical, disability, life insurance, and pension benefits in which Executive was participating immediately prior to termination, the terms of which allow Executive's continued participation, as if Executive had continued in employment with the Company during such period (additional years of service creditable under Section 5(c)(iv)(A) shall be credited as a result of such deemed continued participation following termination) or, if such plans, programs, or arrangements do not allow Executive's continued participation, a cash payment equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such employee benefit plans, programs, and arrangements in which Executive was participating immediately prior to termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following Executive's termination, with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating);

provided, however, that Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7(b). Amounts payable under (i), (ii), (iii),
(iv), (v), (vii), (viii), (ix), and (x) above will be paid as promptly as practicable after termination of Executive's employment, and in no event more than 45 days after such termination; provided, however, that, if such termination is a termination by the Company without Cause and prior to a Change in Control, to the extent that the Company would not be entitled to deduct any such payments under Internal Revenue Code Section 162(m), such payments shall be made at the earliest time that the payments would be deductible by the Company without limitation under Section 162(m) (unless this provision is waived by the Company), but in no event later than 12 months subsequent to the date of termination.

         8.       DEFINITIONS RELATING TO TERMINATION EVENTS.

                  (a) "Cause." For purposes of this Agreement, "Cause" shall mean Executive's gross misconduct (as defined herein) or willful and material breach of Section 10 of this Agreement. For purposes of this definition, "gross misconduct" shall mean (A) a felony conviction in a court of law under applicable federal or state laws which results in material damage to the Company and its subsidiaries or materially impairs the value of the Executive's services to the Company, or (B) willfully engaging in one or more acts, or willfully omitting to act in accordance with duties hereunder, which is demonstrably and materially damaging to the Company and its subsidiaries, including acts and omissions that constitute gross negligence in the performance of Executive's duties under this Agreement. For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive. Notwithstanding the foregoing, Executive may not be terminated for Cause unless and until there shall have been delivered to him, within 6 months after the Board (A) had knowledge of conduct or an event allegedly constituting Cause and (B) had reason to believe that such conduct or event could be grounds for Cause, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such termination and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 8(a), or, in any case, after a Change in Control.

                  (b) "Change in Control." A "Change in Control" shall be deemed to have occurred if:

         (i) An acquisition by any Person of Beneficial Ownership of the shares of Common Stock of the Company then outstanding (the "Company Common Stock Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding"); provided, however, that such acquisition of Beneficial Ownership would result in the Person's Beneficially Owning twenty-five percent (25%) or more of the Company Common Stock Outstanding or twenty-five percent (25%) or more of the combined voting power of the Company Voting Securities Outstanding; and provided further, that immediately prior to such acquisition such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Common Stock Outstanding or twenty-five percent (25%) or more of the combined voting power of Company Voting Securities Outstanding, as the case may be; or

         (ii) The approval by the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (in each case referred to in this Section 8(b) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or

         (iii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 8(b), that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, including any successor to such Rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board.

Notwithstanding the provisions set forth in subparagraphs (i) and (ii) of this
Section 8(b), the following shall not constitute a Change in Control for purposes of this Plan: (1) any acquisition by or consummation of a Corporate Transaction with any Subsidiary or an employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate; or (2) any acquisition or consummation of a Corporate Transaction following which more than fifty percent

(50%) of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be; or (3) any transaction initiated or controlled, directly or indirectly, by Executive, in a capacity other than as Chairman of the Board, Chief Executive Officer, or a director of the Company.

                  For purposes of this definition:

                  (A) The terms "Beneficial Owner," "Beneficially Owning," and "Beneficial Ownership" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

                  (B) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

                  (C) The term "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.

                  (D) The term "Board" means the Board of Directors of the Company or any parent of the Company.

                  (c) "Disability." "Disability" means the failure of Executive to render and perform the services required of him under this Agreement, for a total of 180 days of more during any consecutive 12 month period, because of any physical or mental incapacity or disability as determined by a physician or physicians selected by the Company and reasonably acceptable to Executive, unless, within 30 days after Executive has received written notice from the Company of a proposed termination due to such absence, Executive shall have returned to the full performance of his duties hereunder and shall have presented to the Company a written certificate of Executive's good health prepared by a physician selected by the Company and reasonably acceptable to Executive.

                  (d) "Good Reason." For purposes of this Agreement, "Good Reason" shall mean, without Executive's prior written consent, (A) a material change, adverse to Executive, in Executive's positions, titles, or offices as set forth in Section 3(a), status, rank, nature of responsibilities, or authority within the Company, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to any such positions or offices, including as Chairman of the Board or as a member of any committee of the Board of Directors upon which Executive has served under
Section 3(a), except in connection with the termination of Executive's employment for Cause, Disability, Normal Retirement or Approved Early Retirement, as a result of Executive's death, or as a result of action by Executive, (B) an assignment of any duties to Executive which are inconsistent with his status as Chairman of the Board and Chief Executive Officer of the Company and other positions held under Section 3(a), (C) a decrease in annual base salary or other compensation opportunities and maximums or benefits provided under this Agreement, (D) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement, (E) a relocation of the Corporate Offices of the Company more than 35 miles from the latest location of such offices prior to the date of a Change in Control, (F) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under this Agreement in a form reasonably acceptable to Executive, and (G) any attempt by the Company to terminate Executive for Cause which does not result in a valid termination for Cause, except in the case that valid grounds for termination for Cause exist but are corrected as permitted under Section 8(a).

         9.       EXCISE TAX GROSS-UP.

         In the event that there shall occur a Change in Control of the Company, if Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 9, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

         For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

         (i) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

         (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (i) above); and

         (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made (including, for this purpose, any additional tax associated with the alternative minimum tax, if applicable); (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment. In the event that the Excise Tax is determined by the Internal Revenue Service (at any time, including subsequent to the expiration of this Agreement) to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is assessed.

                  The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise

Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder. Notwithstanding anything herein to the contrary, the Company shall make an additional Gross-up Payment in respect of any failure by the Company to pay the Excise Tax in a timely manner, including, but not limited to, interest and penalties, and the fees of any accountants, attorneys and other tax advisors engaged by Executive in connection with any dispute regarding the amount of any Excise Tax due.

         10. NON-COMPETITION AND NON-DISCLOSURE; EXECUTIVE COOPERATION; NON-DISPARAGEMENT.

                  (a) Non-Competition. Without the consent in writing of the Board, upon termination of Executive's employment for any reason, Executive will not, for a period of 3 years thereafter, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business in the continental United States in which he has been directly engaged on behalf of the Company or any subsidiary, or has supervised as an executive thereof, during the last two years prior to such termination and which is directly in competition with a business then conducted by the Company or any of its subsidiaries, other than engaging in the businesses owned or controlled by FII (excluding those of the Company and its subsidiaries) or FI (excluding those of the Company and its subsidiaries) at the date of termination, or providing services through FII to businesses for which FII provided services at the date of termination; (ii) induce any customers of the Company or any of its subsidiaries with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of its subsidiaries, to curtail or cancel their business with such companies or any of them; or (iii) induce, or attempt to influence, any employee of the

Company or any of its subsidiaries to terminate employment; provided, however, that the limitation contained in clause (i) above shall not apply if Executive's employment is terminated as a result of a termination by the Company following a Change in Control, a termination by Executive for Good Reason, a termination due to Disability, Normal Retirement, or Approved Early Retirement. The provisions of subparagraphs (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause
(i) of this paragraph (a).

                  (b) Non-Disclosure. Executive shall not, at any time during the Term and thereafter (including following Executive's termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any confidential or proprietary information of the Company and its subsidiaries so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process.

                  (c) Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as requested. The Company agrees to reimburse the Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

                  (d) Non-Disparagement. Executive shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

                  (e) Survival. The provisions of this Section 10 shall survive the termination or expiration of this Agreement in accordance with the terms hereof.

         11.      GOVERNING LAW; DISPUTES; ARBITRATION.

                  (a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Illinois, without regard to Illinois conflicts of law principles, except insofar as the Delaware General Corporation Law and federal laws and regulations may be applicable. If under the governing law, any portion of this

Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 10 is unenforceable because of the duration or geographic scope of such provision, it is the parties' intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

                  (b) Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive is successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive's assertion of such rights was in bad faith or frivolous, as determined by independent counsel mutually acceptable to the Executive and the Company.

                  (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois by three arbitrators in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Illinois, (ii) any of the courts of the State of Illinois, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 11(b), the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 11. Notwithstanding any provision in this Section 11, Executive shall be entitled to seek specific performance of Executive's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. The arbitrator shall have the right to order immediate payment of any amounts not in dispute, and to advance the payment of the fees of Executive under Section 11(b).

                  (d) Interest on Unpaid Amounts. Any amounts that have become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 11 but which are not timely paid shall bear interest at the prime rate in effect at the time such payment first becomes payable, as quoted by the Bankers Trust Company.

         12.      MISCELLANEOUS.

                  (a) Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company and its subsidiaries, except for contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries. This Agreement (together with the Option Agreement ) constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

                  (b) Non-Transferability. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 12(c). The Company may assign this Agreement and the Company's rights and obligations hereunder, and shall assign this Agreement, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree to assume the Company's obligations and be bound by this Agreement. For purposes of this Agreement, "Successor" shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or all or substantially all of its assets, or otherwise.

                  (c) Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following Executive's death.

                  (d) Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:


If to the Company:

                  Fruit of the Loom, Inc.
                  5000 Sears Tower
                  233 South Wacker Drive
                  Chicago, Illinois 60606
                  Attention: Secretary

With copies to:

                  Fruit of the Loom, Inc.
                  5000 Sears Tower
                  233 South Wacker Drive
                  Chicago, Illinois 60606
                  Attention: General Counsel

If to Executive:

                  William Farley
                  209 East Lake Shore Drive
                  Chicago, Illinois 60611

If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective 2 days after deposit into the mails by delivery to the U.S. Post Office.

                  (e) Reformation. The invalidity of any portion of this Agreement shall not deemed to render the remainder of this Agreement invalid.

                  (f) Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

                  (g) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

                  (h) No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive's damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 5(c) hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

                  (i) Offsets and Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Company will be subject to required withholding taxes and other required deductions.

                  (j) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company (and its parent, if any, and affiliates) and its successors and assigns. Upon the effective time of the Company's reorganization pursuant to which Fruit of the Loom, Ltd. shall become the parent company of the Company, this agreement shall become a binding obligation of Fruit of the Loom, Ltd. and all references to the Company shall be deemed to be a reference to Fruit of the Loom, Ltd.

         13.      INDEMNIFICATION AND RELEASE.

                          (a) Indemnification of Executive by the Company. All
                  rights to indemnification by the Company now existing in favor of the Executive as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements in effect on or immediately prior to the Effective Date shall continue in full force and effect from the Effective Date (including all periods after the expiration of the Term), and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, subject to any requirement that the Executive provide an undertaking to repay such advances if it is ultimately determined that the Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether the Executive's conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company's Certificate of Incorporation, By-Laws, or other agreement shall be made by independent counsel mutually acceptable to the Executive and the Company (except to the extent otherwise required by law). After the date hereof, the Company shall not amend its Certificate of Incorporation or By-Laws or any agreement in any manner which adversely affects the rights of the Executive to indemnification thereunder. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of the Executive to indemnification pursuant to applicable law. In addition, the Company will maintain directors' and officers' liability insurance in effect and covering acts and omissions of Executive during the Term and for a period of six years thereafter on terms substantially no less favorable than those in effect on the Effective Date.

                          (b) Release by Executive. Except for the Company's
                  obligations under this Agreement including, without limitation, Executive's rights of indemnification, and except as hereinafter expressly provided, Executive irrevocably and unconditionally releases and discharges the Company, its officers, directors, shareholders, agents, employees, affiliates, related companies and entities, successors and assigns (separately and collectively, the "Company's Released Parties", jointly and individually, from any and all claims, obligations, demands, damages, and causes of action of any nature or kind whatsoever, known or unknown, which Executive, his heirs, successors or assigns, has or may have, now or in the future, against the Company or the

                  Company's Released Parties, based upon, relating to, or arising from the creation, existence or termination of Executive's employment, including but not limited to, claims arising under or relating to the Fair Labor Standards Act of 1938 and claims of employment discrimination arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the National Labor Relations Act, and/or claims arising under the State Statute or Local Statute or Ordinance covering age discrimination, wrongful termination or any claim arising under express or implied contracts, tort, public policy, common law or any other Federal, state or local statute (including state and local anti-discrimination statutes), ordinance, regulation or constitutional provision.

                          (c) Release by Company. Except for the Executive=s
                  obligations under this Agreement, (including the repayment of any advancements made before or after the Effective Date, which the Executive is required to repay if it is ultimately determined that the Executive is not entitled to indemnification) and as hereinafter provided, the Company and the Company's Released Parties irrevocably and unconditionally release and discharge Executive, his successors and assigns, from any and all claims, obligations, demands, damages and causes of action of any kind whatsoever, known or unknown, which the Company and the Company's Released Parties may have, now or in the future, against the Executive based upon, relating to, or arising from the creation, existence or termination of Executive's employment; and such release shall extend to the full extent (and only to the extent) of any indemnification authorized under Section 13(a) of this Agreement and under Article XIII of the Company's Certificate of Incorporation.